CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Roxbury Funds and to the use of our report dated August 28, 2015 on the financial statements and financial highlights of the Hood River Small-Cap Growth Fund and the Mar Vista Strategic Growth Fund, each a series of The Roxbury Funds.  Such financial statements and financial highlights appear in the June 30, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
October 23, 2015